Exhibit 99.1

FOR IMMEDIATE RELEASE

Investors:	Karen M. King
Vice President, Investor Relations
847/585-3899
www.careered.com

Media:	Pattie Overstreet-Miller
Vice President, Corporate Communications
847/851-7351

CAREER EDUCATION CORPORATION REPORTS SOLID REVENUE AND
NET INCOME GROWTH FOR 2005 FOURTH QUARTER AND FULL YEAR

Board Authorizes Repurchase of Up to $300 Million of Company Shares

Hoffman Estates, Ill. (February 15, 2006) – Career Education Corporation (NASDAQ: CECO) today reported revenue of $529.2 million for the quarter ended December 31, 2005, an 8 percent increase from revenue for the fourth quarter of 2004.  Net income for the fourth quarter of 2005 was $70.3 million, an increase of 12 percent from net income for the fourth quarter of 2004.  The company also announced that its Board of Directors has approved the repurchase of up to $300 million of the outstanding shares of the company’s common stock.

“Our earnings growth and cash flow continue to be significant, driven by the worldwide demand for high-quality career education,” said John Larson, Chairman and Chief Executive Officer of Career Education Corporation.  “Our track record of growth and innovation, coupled with our commitment to outstanding service delivery, has positioned us well, and we remain confident in our strategic direction.”

RESULTS OF OPERATIONS

Three Months Ended December 31, 2005

•                  Consolidated revenue increased 8 percent to $529.2 million during the fourth quarter of 2005, from $491.1 million during the fourth quarter of 2004.  The increase is primarily attributable to an approximate 8 percent increase in student population from October 31, 2004, to October 31, 2005.

•                  Consolidated income from operations increased 7 percent to $104.7 million during the fourth quarter of 2005, from $98.2 million during the fourth quarter of 2004.  Operating profit margin percentage was 19.8 percent during the fourth quarter of 2005, a decrease of 20 basis points from 20.0 percent during the fourth quarter of 2004.

•                  Consolidated net income was $70.3 million, or $0.70 per diluted share, during the fourth quarter of 2005, an increase of 12 percent from $62.9 million, or $0.60 per diluted share, during the fourth quarter of 2004.

Twelve Months Ended December 31, 2005

•                  Consolidated revenue increased 18 percent to $2.035 billion during 2005, from $1.729 billion during 2004.

•                  Income from operations increased 27 percent to $369.1 million during 2005, from $291.6 million during 2004.  Operating profit margin percentage for 2005 was 18.1 percent, an increase of 120 basis points from 16.9 percent for 2004.

•                  The company reduced its effective income tax rate from 39.25 percent in 2004 to 37.40 percent in 2005. The change was effected during the third quarter and fourth quarter of 2005.  Specifically, we reduced our year-to-date effective tax rate from 39.25 percent to 38.25 percent during the third quarter of 2005 and from 38.25 percent to 37.40 percent during the fourth quarter of 2005.  The decrease in our effective tax rate is attributable to the impact of various tax planning strategies and favorable changes in the proportionate distribution of our total pretax income among the tax jurisdictions in which we operate.  The reduction of our effective income tax rate from 39.25 percent to 37.40 percent increased 2005 net income per diluted share by approximately $0.07, and our fourth quarter 2005 reduction of our effective income tax rate from 38.25 to 37.40 percent increased  fourth quarter 2005 net income per diluted share by approximately $0.03.

•                  Consolidated net income was $233.9 million, or $2.26 per diluted share, during 2005, a 30 percent increase from $179.6 million, or $1.71 per diluted share, during 2004.

CASH FLOWS AND FINANCIAL POSITION

Cash Flows

•                  Net cash provided by operating activities was $378.2 million during 2005, compared to net cash provided by operating activities of $376.2 million during 2004.

•                  Capital expenditures decreased to $125.6 million during 2005, from $142.8 million during 2004.  Capital expenditures represented approximately 6.2 percent of consolidated revenue in 2005 versus 8.3 percent of consolidated revenue in 2004.

Financial Position

•                  As of December 31, 2005 and 2004, cash and cash equivalents and investments totaled $404.4 million and $349.5 million, respectively.

•                  Net student receivables as of December 31, 2005, were $76.4 million, an 11 percent decrease from $86.0 million as of December 31, 2004.   Allowance for doubtful accounts as a percentage of gross student receivables as of December 31, 2005, decreased to 37.0 percent, from 41.6 percent as of December 31, 2004.

•                  Quarterly days sales outstanding (“DSO”) were 14 days as of December 31, 2005, a 3-day decrease from DSO as of December 31, 2004, of 17 days.  DSO is calculated by dividing the sum of net student receivables and net other receivables by average daily revenue for the quarter.  Average daily revenue for the quarter is computed by dividing total revenue by the total number of days in the quarter.

ADDITIONAL STOCK REPURCHASE AUTHORIZATION

In January 2006, Career Education Corporation’s Board of Directors authorized the use of an additional $200 million for the repurchase of shares of our outstanding common stock.  This authorization is in addition to the approximately $100 million still available under CEC’s $300 million stock repurchase program authorization in July 2005.  Stock repurchases under this program may be made on the open market or in privately negotiated transactions from time to time, depending on factors including market conditions and corporate and regulatory requirements.  The stock repurchase program does not have an expiration date and may be suspended or discontinued at any time.

Since inception of the program in July 2005, the company has repurchased approximately 5.3 million shares of its common stock for approximately $200 million at an average price of approximately $37.97 per share.  Stock repurchases during 2005 reduced 2005 diluted weighted average shares outstanding and fourth quarter 2005 diluted weighted average shares outstanding by approximately 2.0 million shares and 5.3 million shares, respectively, and increased 2005 net income per diluted share and fourth quarter 2005 net income per diluted share by approximately $0.03 and $0.02, respectively.  The effect of the share repurchases on net income per diluted share was estimated based on the aforementioned reduction in diluted weighted average shares outstanding and estimated interest income forgone.

POPULATION AND NEW STUDENT START DATA

CEC total student population and new student start data include the results of both the Online Educational Group (“OEG”) segment and the Colleges, Schools, and University (“CSU”) segment.

Student Population

•                  CEC total student population as of January 31, 2006, was approximately 104,200, representing a 3 percent increase from total student population as of January 31, 2005, of approximately 101,500.

•                  OEG student population as of January 31, 2005, was approximately 32,700, representing a 31 percent increase from OEG student population as of January 31, 2004, of approximately 24,900.

New Student Starts

•                  New student starts during the fourth quarter of 2005, including the results of both our OEG and CSU segments, were approximately 28,200, compared to new student starts during the fourth quarter of 2004 of approximately 28,600.

INNOVATIONS

Innovations during the fourth quarter of 2005 included the advancement of Career Education’s hybrid learning model, which capitalizes on the company’s strong online technology platform and allows on-ground students to take a portion of their coursework at their physical facility and a portion online.  This model will be introduced during the first quarter of 2006.

“Our priority will always be customer-focused innovation that provides real value for our students and ultimately increases value for our shareholders,” said Larson.  “By understanding our diverse group of students and their needs, we can successfully target our strategies and ensure that we maximize our investment in innovation and service.”

BUSINESS OUTLOOK

Following is guidance with respect to 2006 financial performance.  While we may make acquisitions or divestitures, none are contemplated by these forward-looking statements.

Full Year 2006

•                  We expect our consolidated 2006 revenue to increase approximately 10 percent from consolidated 2005 revenue.

•                  We expect our consolidated 2006 net income per diluted share, excluding the effect of non-cash stock incentive compensation expense, to increase approximately 10 - 12 percent from consolidated 2005 net income per diluted share.

•                  We expect 2006 non-cash stock incentive compensation expense to be approximately $17.0 to $18.0 million, although actual expense may vary from this estimate based on, among other things, the timing, volume, and value of future stock incentive awards.

CONFERENCE CALL INFORMATION

Career Education Corporation will host a conference call today, February 15th, at 5:00 PM (Eastern Time).  Interested parties can access the live webcast of the conference call at www.careered.com. Participants can also listen to the conference call by dialing 617-224-4324 (international) or (800) 573-4752 (domestic) and citing code 10605879.  Please log-in or dial-in at least 10 minutes prior to the start time to ensure a connection.  An archived version of the webcast will be accessible for 90 days at www.careered.com.  A replay of the call will also be available for seven days by calling (617) 801-6888 (international) or (888) 286-8010 and citing code 69012616.

Career Education Corporation (www.careered.com), through its colleges, schools and universities, offers quality higher education to more than 100,000 students both on-campus and online in a variety of career-oriented disciplines. CEC reports and discusses its operating results in two separate segments: the Colleges, Schools and Universities segment, which represents the results of the campuses providing education on-ground, and the Online Education Group, which represents the results of its campuses providing education online.

The Colleges, Schools and Universities segment includes more than 70,000 students attending one of 80-plus campuses owned by CEC. The on-ground campuses are located throughout the U.S. and in Canada, France, the United Kingdom, and the United Arab Emirates and offer doctoral degree, master’s degree, bachelor’s degree, associate degree, and diploma programs in the career-oriented disciplines of business studies, visual communication and design technologies, health education, information technology, and culinary arts.

The Online Education Group segment includes more than 30,000 students attending the web-based virtual campuses of either American InterContinental University Online or Colorado

Technical University Online. The online campuses of these two universities collectively offer a variety of degrees in information technology, computer science, business, visual communication, health sciences, criminal justice, and education.

Except for the historical and present factual information contained herein, the matters set forth in this release, including statements under “Business Outlook” and “Innovations,” statements identified by words such as “anticipate,” “believe,” “plan,” “expect,” “intend,” “project,” “will,” and similar expressions, are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on information currently available to us and are subject to various risks, uncertainties, and other factors, that could cause our actual growth, results of operations, performance and business prospects, and opportunities to differ materially from those expressed in, or implied by, these statements. Except as expressly required by federal securities laws, we undertake no obligation to update such factors or to publicly announce the results of any of the forward-looking statements contained herein to reflect future events, developments, or changed circumstances, or for any other reason.  These risks and uncertainties, the outcome of which could materially and adversely affect our financial condition and operations, include, but are not limited to, the following: risks related to our ability to comply with, and the impact of changes in, legislation and regulations that affect our ability to participate in student financial aid programs; costs, risks and effects of legal and administrative proceedings and investigations and governmental regulations, including the pending Securities and Exchange Commission and Justice Department investigations and, class action, derivative,  and other lawsuits; risks related to our ability to comply with accrediting agency requirements or obtain accrediting agency approvals; costs and difficulties related to the integration of acquired businesses; risks related to our ability to manage and continue growth; future financial and operational results; risks related to competition, general economic conditions, and other risk factors relating to our industry and business, and the factors discussed in our Annual Report on Form 10-K for the year ended December 31, 2004, and from time to time in our other reports filed with the Securities and Exchange Commission.

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